CERTIFICATE OF AMENDMENT
                                    OF THE
                          ARTICLES OF INCORPORATION
                                      OF
                              OTS HOLDINGS, INC.


    The undersigned, President of OTS Holdings, Inc., nka Thin Film Battery, Inc., a corporation organized under the laws of the State of Colorado, do hereby certify as follows:

    1.   The name of the corporation is OTS Holdings, Inc.

    2. Article I of the Articles of Incorporation is amended to change the name of the corporation to Thin Film Battery, Inc.

    3.   Accordingly, the text of Article I is amended to read:

                                  ARTICLE I

                                     NAME

         The name of this corporation is Thin Film Battery, Inc.

    4. Article IV was amended to forward split the outstanding stock on a 3 for 1 basis.

    5. Accordingly, the text of Article V of the Articles of Incorporation is amended to read:

                                  ARTICLE V

                                CAPITAL STOCK

         Authorized Shares. The aggregate number of common shares which the Corporation shall have authority to issue is 100,000,000 shares of common stock of a par value of one Mil ($0.001). Common shares of the corporation shall carry with them no preemptive right to acquire other or additional shares of the corporation. There shall be no cumulative voting of shares.

         Reverse Split of Common Shares. The 18,469,700 outstanding common shares of the corporation are hereby reverse split one (1) share for one hundred (100) shares, so that the 18,469,700 common shares which are presently outstanding shall, after the reverse split of shares represent 184,697 common shares of One Mil ($0.001) par value.

         Forward Split of Common Shares. All shares issued and outstanding as of the date of filing of this amendment are forward split on a three (3) for one (1) basis.

    The aforesaid amendments were adopted to the Articles of Incorporation and were adopted by the Board of Directors of the corporation without action by the stockholders in accordance with Section 7-110-102 of the Colorado Revised Statutes, and the Articles of Incorporation and Bylaws of OTS Holdings, Inc. nka Thin Film Battery, Inc.

    In witness whereof, the undersigned, President and Secretary and directors of the corporation, have subscribed this document and do hereby affirm under penalty of perjury, that the statements contained herein are true and correct as of this 7th day of April, 2000.



                                       /s/ JOHN B. BATES
                                       President


                                       /s/ ROBERT G. PASQUAYE
                                       Secretary

COUNTY OF COBB     )
                      : ss.
STATE OF GEORGIA        )

    John B. Bates, being first put on his oath, averred and affirmed to me that he read and executed the foregoing.

    Dated this 7th day of April, 2000.



                        /s/ Sarah M. Broadway
                        Notary Public


COUNTY OF LOS ANGELES   )
                        : ss.
STATE OF CALIFORNIA     )

    Robert G. Pasquaye, being first put on his oath, averred and affirmed to me that he read and executed the foregoing.

    Dated this 7th day of April, 2000.



                        /s/ Joanie N. Spencer
                        Notary Public